Exhibit 99.1

               EMBREX REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

    RESEARCH TRIANGLE PARK, N.C., Nov. 1 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the third quarter ended September 30, 2005.

    Highlights
     - Third-quarter 2005 total revenues up 4% over third-quarter 2004 - Device revenues for third-quarter 2005 up 4% over the same period of 2004

     - Device revenues up 6% for first nine months of 2005 compared to first nine months of 2004

     - Product sales up 3% for third-quarter 2005 compared to same period in
       2004

     - Product sales increased 38% for first nine months of 2005 compared to first nine months of 2004

     - USDA required field trials of Inovocox(TM) were initiated in August

                             Financial Summary Table
                                  Embrex, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In thousands except per share amounts)

                                            Three Months              Nine Months
                                         Ended September 30       Ended September 30
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
Revenues                              $   13,328   $   12,765   $   39,109   $   36,448
Cost of revenues                           5,631        5,132       16,611       14,742
Gross profit                               7,697        7,633       22,498       21,706
Operating expenses                         6,638        6,112       19,101       17,052
Other income                                  91           18          307          148
Income before taxes                        1,150        1,539        3,704        4,802
Income tax expense                           490          769        1,188        2,113
Net income                            $      660   $      770   $    2,516   $    2,689
Net income per share of
 Common Stock:
  Basic                               $     0.08   $     0.10   $     0.32   $     0.34
  Diluted                             $     0.08   $     0.09   $     0.30   $     0.32
No. of shares
 used in per share calculation:
  Basic                                    8,010        7,919        7,970        7,969
  Diluted                                  8,340        8,290        8,294        8,313

    Results for Third Quarter 2005
    For the quarter ended September 30, 2005, consolidated revenues were $13.3 million, a 4% increase compared to consolidated revenues of $12.8 million for the third quarter of 2004.

    Product sales increased 3% to $721 thousand in the third quarter of 2005 compared to $703 thousand for the same period in 2004. For third quarter 2005, device lease fees, a component of device revenues, rose 4% or $0.5 million compared to the same period the prior year. These recurring fees generally contribute more than 90% of device revenues. Device sales are also a component of device revenues and tend to be sporadic in nature. Device sales decreased $37 thousand to $319 thousand in the third quarter 2005 compared to $356 thousand in the third quarter 2004. Overall, device revenues totaled $12.4 million for the third quarter of 2005 compared to $11.9 million for the same period in 2004, representing a 4% increase year over year.

    Third quarter 2005 gross profit was $7.7 million, up $64 thousand compared to the same period a year ago. This was primarily due to changes in the Company's regional mix, which included additional recurring device lease fees, particularly in Latin America. However, as a consequence of the change in regional mix and material costs, gross margin decreased to 58% from 60% for the same period in 2004.

    Operating expenses were up 9% to $6.6 million in the third quarter of 2005 compared to $6.1 million during the same period in 2004 primarily due to increases in general and administrative ("G&A") expenses, as well as sales and marketing expenses.

    G&A expenses were $2.9 million for the third quarter of 2005, compared to $2.6 million for the same period of 2004. The increase in G&A expenses from 2004 is primarily due to increases in staff-related and third-party expenses to support business growth in Latin America, restricted stock grant expense, accounting fees related to Sarbanes-Oxley Act compliance, state franchise taxes, and additional property taxes related to Embrex Poultry Health.

    Third-quarter 2005 Sales & Marketing expenses increased to $1.0 million from $0.7 million for the same period in 2004 due to growth of the Marketing group to assist with pre-launch activities of Inovocox(TM), growth in Latin America, and the continued support of existing products. Additionally, sales and marketing expenses that were previously allocated to cost of revenues in 2004 are now in sales and marketing expenses in 2005 due to the fact that certain sales and marketing expenses are now related to the support rather than the sale of the Company's products.

    Research and development ("R&D") expenses were down 3% to $2.7 million for third quarter 2005 compared to $2.8 million in the same period in 2004. This decrease is primarily due to lower contract R&D expense, as well as the Company's previously announced decision at the beginning of the third quarter of 2005 to scale back the Gender Sort project.

    Income taxes totaled $0.5 million for third-quarter 2005, compared to $0.8 million for the same period in 2004. The reported tax rate for 2005 third quarter was 43% compared to the 50% reported tax rate of third quarter 2004. The income tax expense decreased in 2005 due primarily to the lower estimated income tax rate for 2005 because of the extraterritorial income exclusion, but also because of the decrease in pre-tax net income as compared to the same period in 2004.

    Total net income for the third quarter of 2005 was $0.7 million, compared to net income of $0.8 million for the same quarter in 2004. The decrease in third quarter 2005 net income as compared to the same period in 2004 was primarily due to increases in operating expenses as explained above. This was partially offset by a 36% decrease in income tax expense.

    Results of First Nine Months of 2005
    Revenues totaled $39.1 million for the first nine months of 2005, representing an increase of 7% over the first nine months revenues of $36.4 million in 2004. Device revenues amounted to $36.5 million for the first nine months of 2005, an increase of 6% over $34.5 million reported for the same period in 2004. Most of the device revenue increase was attributable to an 8% increase in recurring device lease fees, which was partially offset by a $0.5 million decrease in device sales. A $0.6 million, or 38%, increase in product sales revenue resulted from increased Bursaplex(R) sales.

    The increase in device fee revenues contributed to a 4% increase in first nine months 2005 gross profit of $22.5 million from $21.7 million for the same period in 2004. Gross margin decreased to 58% from 60% for the same period in 2004, which is primarily due to changes in the Company's revenue mix and regional mix, which includes higher product sales, additional recurring device lease fees, particularly in Latin America, lower device sales and higher material costs.

    Total operating expenses amounted to $19.1 million for the first nine months of 2005 versus $17.1 million for the first nine months of 2004. G&A expenses for the first nine months of 2005 increased 10% over the same period in 2004 to $8.2 million due primarily to additional staff-related expenses supporting business growth in Latin America, restricted stock grant expense, and accounting fees for internal controls in compliance with the Sarbanes- Oxley Act. Furthermore, state franchise taxes as well as additional property taxes related to the Embrex Poultry Health manufacturing facility contributed to the increase in G&A expenses. Sales & Marketing expenses increased from $2.0 million in the first nine months of 2004 to $3.2 million for the same period in 2005. The expense increase was due to growth of the Marketing group to assist with expansion in Latin American operations, pre-launch activities of Inovocox(TM), as well as the continued support of existing products. Additionally, sales and marketing expenses that were previously allocated to cost of revenues in 2004 are now in sales and marketing expenses in 2005 due to the fact that certain sales and marketing expenses are now related to the support rather than the sale of the Company's products. Research and development expenses increased 2% to $7.7 million in the first nine months of 2005 compared to $7.5 million for the same period of 2004 due to increased staff-related expenses and Gender Sort development work. Most of the Gender Sort expenses occurred in the first half of the year before the project was scaled back at the beginning of the third quarter 2005.

    Income taxes totaled $1.2 million for the first nine months of 2005, compared to $2.1 million for the same period in 2004. The reported tax rate for the first nine months of 2005 was 32% compared to the 44% reported tax rate for the first nine months of 2004. Income tax expenses were lower due to the tax benefit recorded from the filing of amended tax returns, as well as the decrease in pre-tax net income compared to the same period in 2004. The returns were amended to reflect the Company's claim for the extraterritorial income exclusion in 2001 and 2002.

    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.

    EBITDA decreased $0.6 million to $8.5 million for the first nine months of 2005 from $9.1 million during the same period of 2004. At September 30, 2005, cash and cash equivalents totaling $2.3 million were $2.2 million lower than the $4.5 million on hand at December 31, 2004. This was principally due to expenditures of $11.8 million for devices and other capital expenditures, primarily Embrex Poultry Health, and investments in patents and other non-current assets, as well as a $1.1 million reduction in non-debt current liabilities. This was partially offset by approximately $10.0 million provided by net income and non-cash items, such as depreciation and amortization, and a reduction in accounts receivable and other current assets.

    "We continued to make solid progress in the third quarter and year to date," said Randall Marcuson, President and Chief Executive Officer of Embrex. "Our USDA-required Inovocox(TM) field trials are well underway and we remain on track for trial results submission to the USDA in the fourth quarter. As we said before, while we are hopeful for a timely review, it is up to the USDA to determine the review schedule."

    Added Marcuson: "Revenues for the first nine months of 2005 continued to increase and we're pleased that recurring fees and product sales were up 8% and 38% respectively. Our progress internationally also continues with 37% of year-to-date revenues coming from outside the United States compared to 33% for the same period in 2004. Said another way, 83% of year-to-date growth is from outside the United States. This also means that even with a U.S. penetration rate in excess of 85%, we are continuing to grow slightly in the United States as well. That said, we remain comfortable with our projection of full-year revenues of $52.5 million."

    Embrex's management, led by Mr. Marcuson, will discuss third-quarter financial results in a conference call on November 2 at 11:00 AM EST. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader.

    The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. EST November 2 to midnight EST November 16, by dialing 800-642-1687 (domestic and Canada), or
(706) 645-9291 (international), conference ID 1699584. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex
    Celebrating its 20th anniversary, Embrex, Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements we make are as of the date made, and we have no duty to update them if our views later change. Risks include without limitation the degree of growth in the poultry industry in the United States and globally, competition arising in the United States and elsewhere, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the ability of Embrex's contract manufacturers to support our products, the complete commercial development of potential future products on a cost effective basis, including Inovocox(TM), and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.

                      Consolidated Statement of Operations
                     (In thousands except per share amounts)

                                           Three Months               Nine Months
                                        Ended September 30,       Ended September 30,
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
                                            (unaudited)               (unaudited)
Revenues
 Device revenues                      $   12,415   $   11,944   $   36,509   $   34,496
 Product sales                               721          703        2,144        1,556
 Other revenue                               192          118          456          396
Total revenues                            13,328       12,765       39,109       36,448

Cost of device revenues
 and product sales                         5,631        5,132       16,611       14,742

Gross profit                               7,697        7,633       22,498   $   21,706
Operating expenses
 General & administrative                  2,941        2,631        8,209        7,484
 Sales & marketing                         1,020          713        3,215        2,046
 Research & development                    2,677        2,768        7,677        7,522
Total operating expenses                   6,638        6,112       19,101       17,052

Operating income                           1,059        1,521        3,397        4,654

Other income (expense)
 Interest income                              44           23          108           65
 Interest expense                             (3)         (10)         (28)         (26)
 Foreign currency gain                        50            5          227          109
Total other income                            91           18          307          148

Income before income
 tax expense                               1,150        1,539        3,704        4,802

Income tax expense                           490          769        1,188        2,113

Net income                            $      660   $      770   $    2,516   $    2,689
Net income per share of
 Common Stock:
 Basic                                $     0.08   $     0.10   $     0.32   $     0.34
 Diluted                              $     0.08   $     0.09   $     0.30   $     0.32

No. of shares used in per
 share calculation:
 Basic                                     8,010        7,919        7,970        7,969
 Diluted                                   8,340        8,290        8,294        8,313

EBITDA                                $    2,761   $    3,019   $    8,457   $    9,119

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                            Three Months              Nine Months
                                         Ended September 30        Ended September 30
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
                                            (unaudited)               (unaudited)
Net income                            $      660   $      770   $    2,516   $    2,689
Add back:
Depreciation and
 amortization                              1,608        1,470        4,725        4,291
Interest expense                               3           10           28           26
Tax expense                                  490          769        1,188        2,113
EBITDA                                $    2,761   $    3,019   $    8,457   $    9,119

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                September 30,    December 31,
                                                     2005           2004
                                                -------------   -------------
                                                 (unaudited)
ASSETS
  Current assets                                $      16,366   $      19,507
  Non-current assets                                   49,264          43,073
Total assets                                    $      65,630   $      62,580

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                           $       5,946   $       7,040
  Non-current liabilities                               8,222           8,518
  Shareholders' equity                          $      51,462   $      47,022
Total liabilities and shareholders' equity      $      65,630   $      62,580

                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                                          Nine Months
                                                      Ended September 30
                                                -----------------------------
                                                     2005            2004
                                                -------------   -------------
                                                          (unaudited)
Net cash provided by operating activities       $       8,609   $       7,519
Net cash used in investing activities                 (11,805)         (9,978)
Net cash provided by (used in) financing
 activities                                               565          (1,418)
Decrease in cash and cash equivalents                  (2,631)         (3,877)
Currency translation adjustments                          483              27
Cash and cash equivalents at beginning of
 period                                                 4,469           9,629
Cash and cash equivalents at end of period      $       2,321   $       5,779

    CONTACT:  Ellen Corliss
              Vice President, Investor Relations
              & Corporate Communications
              (919) 314-2561

SOURCE  Embrex, Inc.
    -0-                             11/01/2005
    /CONTACT: Ellen Corliss, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com/
    (EMBX)